CONTINUING CONSULTING AGREEMENT

COUTURE  &  COMPANY,  INC.,  whose  address  is 901  Chestnut  Street,  Suite A,
Clearwater, Florida 33756 (hereafter "CCI") agrees to continue to provide consulting services, and more particularly the services of Gerald Couture, to THERMACELL TECHNOLOGIES, INC., including affiliates (hereafter "COMPANY"), whose address is 440 Fentress Blvd, Daytona Beach, FL 32114, for the financial management of the firm that may include advice and assistance with debt and equity financing ("Capital Transaction").

SERVICES TO BE RENDERED.
CCI will provide financial consulting services for a two-year period commencing on March 1, 2000. These consulting services will include the following:

(a) CCI will continue to assist the COMPANY in its business strategies and the financial management of its business. CCI will advise the COMPANY on the establishment of an effective financial management program. This program will include the preparation of a financial plan that will be used as the framework for the organization of the COMPANY'S business resources toward achieving its growth objectives that may include the solicitation of either debt financing or the raising of equity funds. This financial management program will involve CCI's assistance in the administration of activities encompassing accounting, budgeting, financial planning, reporting and analysis, internal auditing, financing, cash management, administration of the financial aspects of employee benefit plans, and other such related financial matters necessary to provide for the growth and stability of the COMPANY;

(b) CCI will advise and assist the COMPANY in the evaluation, preparation, negotiation, and consummation of all Capital Transactions.

COMPENSATION.
In consideration for these consulting services, the COMPANY shall pay CCI the following:

(a) $10,000.00 per month, (for FIFTY (50) consulting hours per month) as a monthly cash retainer fee, payable in advance, during the fiscal year CCI renders consulting services to the COMPANY. Services for other personnel of CCI shall be provided, as required, at the normal CCI billing rates.

(b) An option to purchase 350,000 shares of the common stock of the COMPANY at an exercise price of $1.00 per share with a ten-year term.

(c) Capital Transaction Fees equal to (i) 2% of the amount of capital raised in a debt financing; (ii) 4% of the capital received by the COMPANY from the sale of equity securities; (iii) 4% of the total consideration paid when the COMPANY acquires a business or a company; and, (iv) 4% of total consideration, if the COMPANY merges or sells all of its assets or its securities representing ownership or control. A fee will be earned upon consummation of each such Capital Transaction.

The COMPANY agrees to reimburse CCI for all its reasonable out-of-pocket expenses made for the benefit of the COMPANY.

The COMPANY may terminate this agreement at any time with thirty days notice to CCI, providing that the balance of payments due for the full remaining term of this agreement are paid upon such notice of termination.

This agreement shall be governed by and construed in accordance with the laws of Florida. Should a dispute or controversy arise out of or relating to this Agreement, it shall be settled by arbitration in Pinellas County, Florida in accordance with the rules of the American Arbitration Association. Any modifications to this agreement shall be in writing and must be executed by both parties.

Executed this   _______day of May, 2000


               COUTURE & COMPANY, INC.


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               Gerald Couture, President



               THERMACELL TECHNOLOGIES, INC. (COMPANY):


               ------------------------------
               Peter Thomas, President